Exhibit 99.1

PEOPLE’S UTAH BANCORP EXPANDS FRANCHISE BY ACQUIRING SEVEN UTAH BRANCHES FROM BANNER BANK

AMERICAN FORK, UTAH, July 27, 2017 – People’s Utah Bancorp (“PUB”) (Nasdaq: PUB) today announced that its banking subsidiary, People’s Intermountain Bank (“PIB”), has signed a purchase and assumption agreement to acquire approximately $260 million in loans and seven Utah branch locations with approximately $180 million in low-cost deposits from Banner Corporation’s (Nasdaq: BANR) banking subsidiary Banner Bank (“Banner”).  PIB will operate the branches under the name of Bank of American Fork, a division of PIB.

“We are thrilled to be expanding our footprint with these additional branch locations. This transaction will provide our existing customers with added convenience and service and our new customers with the opportunity to enjoy the outstanding personalized service and commitment of a Utah-based community bank,” said Richard Beard, President and CEO of PUB.  “This transaction, coupled with the Town & Country Bank acquisition we announced two months ago, allows us to further deploy our solid capital base and to strategically grow our company along the I-15 corridor of the Intermountain Region.  The purchase of these assets and assumption of liabilities will further extend our position as the largest community bank in Utah.  We expect the transaction will be immediately accretive to earnings once completed.”

PIB will acquire seven branches located in Salt Lake City, Provo, South Jordan, Woods Cross, Orem, Salem and Springville.  Subject to regulatory approval, the Woods Cross and Orem branches are planned to be consolidated into the existing Bank of American Fork Bountiful and Orem branches, respectively.  The deposit premium is estimated to be $15.3 million based on average deposits at closing.

The purchase of the branches is expected to close in early fourth quarter of 2017 and is subject to certain closing conditions, including receipt of regulatory approval. D.A. Davidson & Co. acted as financial advisor to PUB and Dorsey & Whitney LLP acted as legal counsel.  Davis Wright Tremaine LLP acted as Banner’s legal counsel.

Conference Call

PUB will hold a conference call at 12:00 p.m. Mountain Time (2:00 p.m. Eastern Time) on Thursday, July 27, 2017 to review the transaction, and to discuss second quarter financial results.  The conference call will be accessible by telephone and through the Internet.  Interested individuals are invited to listen to the call by telephone at 888-317-6003 (international calls 412-317-6061) and the participant entry number is 3290312.

To participate in the webcast, log on to: http://services.choruscall.com/links/pub170728.html

If you are unable to participate during the live webcast, the call will be archived on our website, www.peoplesutah.com, or at the same URL above until August 28, 2017. An investor presentation related to the transaction will be filed with the Securities and Exchange Commission and will be available on PUB’s website at www.peoplesutah.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements include but are not limited to statements about the benefits of the asset acquisition by PUB, including PUB’s plans, objectives, expectations and intentions, the effect of the transaction on PUB’s earnings, the timing of the closing of the transaction, and other statements that are not historical facts.  These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected, including but not limited to the risks that the asset acquisition does not close when expected or at all because required regulatory or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which PUB operates; the reaction to the transaction of the companies’ customers, employees, and counterparties; and the diversion of management time on transaction-related issues.  Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs.  PUB undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank, which has 20 locations in two banking divisions, Bank of American Fork and Lewiston State Bank, a leasing division, GrowthFunding Equipment Finance, and a mortgage division, People’s Intermountain Bank Mortgage. PUB has a pending transaction, subject to customary closing conditions, to acquire Town & Country Bank, Inc. in St, George, Utah.  PIB has been serving communities in Utah and southern Idaho for more than 100 years. PUB is committed to preserving the community-bank model with a full range of bank products and technologies. More information about PUB is available at www.peoplesutah.com.

Investor Relations:

Wolfgang T. N. Muelleck

Executive Vice President, Chief Financial Officer

1 East Main Street

American Fork, UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998